                           TERMINATION AGREEMENT

         This TERMINATION AGREEMENT (this "Agreement"), dated as of July 23, 1998, is made and entered into by and among Capstar Radio Broadcasting Partners, Inc., a Delaware corporation ("Parent"), Triathlon Broadcasting Company, a Delaware corporation (the "Company"), and Norman Feuer
("Executive").

                                  RECITALS

         WHEREAS, concurrently herewith, Parent, TBC Radio Acquisition Corp., a Delaware corporation ("Sub"), and the Company are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the Merger Agreement), pursuant to which Sub will be merged with and into the Company (the "Merger");

         WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that Executive agree, and Executive has agreed, to enter into this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, Covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                AGREEMENTS

         1. EMPLOYMENT AGREEMENT. Executive hereby represents and warrants that his employment relationship with the Company is pursuant to and governed by the Employment Agreement dated as of August 8, 1995 between Executive and the Company (the "Employment Agreement"), other than the making of advances on bonuses by the Company to the Executive as set forth on Schedule A attached hereto. A true and correct copy of the Employment Agreement is attached hereto as Exhibit A.

         2. TERMINATION OF EMPLOYMENT AGREEMENT. Effective as of the Effective Time (a) Executive hereby tenders his resignation as an officer and director of the Company and each of its subsidiaries, and (b) the Employment Agreement other than Section 12 thereto, shall be terminated in full without any further action on the part of the Company or Executive and, except as otherwise specifically provided herein, shall be of no further force or effect. Except as expressly provided for in this Agreement, from and after the date of termination of the Employment Agreement as contemplated by this Agreement, Executive shall not be entitled to receive any further wages, compensation, bonuses or benefits arising pursuant to the Employment Agreement or his employment relationship with the Company or any of its subsidiaries and Executive shall not be entitled to any post-termination wages, compensation or benefits (including, without limitation, severance pay, vacation pay or sick pay), except as expressly provided in Section 3(a) hereof.

         3. RELEASE OF CLAIMS

         (a) CURRENT RELEASE BY EXECUTIVE. Effective as of the Effective Time or, if any consideration required to be paid to Executive pursuant to Section 5 hereto is not paid to Executive prior to or contemporaneously with the Effective Time, as of the payment of such consideration to Executive (such date herein referred to as the "Release Date"), Executive hereby releases and discharges the Released Parties from all Claims and Damages based on any acts, omissions or other matters occurring on or before the date Executive signs this Agreement, including those related to, arising from, or attributed to (i) his employment with, and membership on the Boards of Directors for, the Company and its subsidiaries and resignations therefrom, and (ii) the Employment Agreement and the termination of Executive's employment pursuant to the terms of this Agreement; except that this release shall not include Executive's (A) entitlement to continued group medical coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), (B) vested account balances in the Company employee benefit plans, (C) rights of Executive arising under the Transaction Documents, (D) accrued and unpaid salary, severance (if Executive's employment is terminated prior to the Effective Time under Sections 14.3, 15 or 16 of the Employment Agreement) and expenses incurred by Executive in respect of the period prior to the Effective Time or
(E) cash compensation payable to Executive and forgiveness of the Company's loans to the Executive as provided in Section 5 hereof. Executive understands and expressly agrees that, unless specifically excluded from this release, this release extends to all Claims and Damages of every nature and kind, known or unknown, suspected or unsuspected, past or present, whether or not these Claims and Damages were set forth in any writing, and that all such Claims and Damages are hereby expressly settled or waived. Notwithstanding the foregoing, Executive does not release or discharge the Company and its subsidiaries from
(i) any Claims or Damages related to or arising from Executive's capacity as an officer or director of the Company or its subsidiaries to which Executive is entitled to be indemnified against or reimbursed by the Company or its subsidiaries, whether by statute, contract or otherwise or (ii) if Executive's employment with the Company is terminated by the Company between the date of this Agreement and the Effective Time (any such date, the "Early Termination Date") and as of the Effective Time the consideration provided for in Section 5 has not been paid to Executive notwithstanding such termination, any Claims Executive may have against the Company related to such termination of Executive's employment.

         (b) RELEASE DATE RELEASE BY EXECUTIVE. As of the Release Date, and as a condition to the Company's obligation to deliver any consideration required to be paid to Executive pursuant to Section 5 hereto, Executive will execute and deliver to the Company a release substantially identical in substance to this
Section 3, execept that such release shall relate to acts, omissions or other matters occurring on or before the Release Date, including without limitation, all acts or omissions related to any matter at any time prior to and including the date of termination of the Employment Agreement.

         (c) DEFINITIONS. As used in this Section 3, the following terms shall have meanings set forth below:

               (i) "Claims" means all theories of recovery of whatever nature, whether known or unknown, at law or equity of any jurisdiction. This term includes, without limitation, lawsuits, petitions, complaints, causes of action, charges, indebtedness, losses, claims, liabilities, and demands, whether arising in equity or under the common law or under any contract (including, without limitation, the Employment Agreement), statute, regulation or ordinance. This term also includes, without limitation, any Claim of discrimination (based on age or any other factor) under any statute or law (including, without limitation, the Age Discrimination in Employment Act, 29 U.S.C. ss. 621, et seq.;
Title VII of the Civil Rights Act of 1964,42 U.S.C. ss. 2000e, et seq.; and the Americans with Disabilities Act, 42 U.S.C. ss. 12101, et seq.), and all Claims asserted by Executive, in writing or otherwise, or which could be asserted, by Executive.

         (ii) "Damages" means all elements of relief or recovery of whatever nature, whether known or unknown, which are recognized by the law or equity of any jurisdiction. This term includes, without limitation, actual, incidental, indirect, consequential, compensatory, liquidated, exemplary and punitive damages, rescission, attorneys' fees, interest, costs, equitable relief and expenses.

         (iii) "Released Parties" means and includes the Company and its subsidiaries, and all of the foregoing entities' past and present stockholders, directors, officers, employees, agents, insurance carriers, employee benefit plans (and such plans' fiduciaries, trustees, administrators and representatives), predecessors, successors, assigns, executors, administrators, attorneys and representatives, in both their corporate and individual capacities.


         4. CONFIDENTIALITY

         (a) PROTECTION OF CONFIDENTIAL INFORMATION AND TRADE SECRETS. Executive acknowledges that the business of the Company and its subsidiaries is highly competitive and that their contracts, books, records, and documents, their technical information concerning their services, pricing techniques, and computer system and software, and the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company and its subsidiaries use in their business to obtain a competitive advantage over their competitors. All such information belonging to the Company and its subsidiaries is jointly referred to herein as "Confidential Information and Trade Secrets"; provided, however, that Confidential Information and Trade Secrets shall not include information that is or becomes generally available in the public domain other than as a result of disclosure by Executive in violation of this Agreement, is generally known to the industry as a whole or is not specific to the operations and business of the Company and its subsidiaries. Effective as of the Effective Time, Executive agrees that all Confidential Information and Trade Secrets are the exclusive, confidential and proprietary information and property of the Company and will not be used by Executive for any other purpose or in any other manner. Executive further acknowledges that protection of such Confidential Information and Trade Secrets against unauthorized disclosure and use is of critical importance to the Company and its subsidiaries in maintaining their competitive position. Executive hereby agrees that he will not make any unauthorized disclosure of any such Confidential Information and Trade Secrets, or make any unauthorized use thereof prior to the fifth anniversary of the date of the Effective Time. In the event that Executive is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information and

Trade Secrets, Executive agrees to provide the Company with prompt notice of such request(s) to enable the Company to seek an appropriate protective order; provided, however, that Executive shall not be prohibited from complying with any such request unless an appropriate protective order is in place.

         (b) SCOPE OF PROHIBITED ACTIVITIES; REMEDIES. Executive acknowledges that the scope of prohibited activities are reasonable and are no broader than are necessary to protect the goodwill and legitimate business interests of the Company and its subsidiaries. Executive also acknowledges that the provisions of this Section 4 do not and will not impose any unreasonable burden on Executive. Executive further acknowledges that a violation of this Section 4 will cause irreparable damage to the Company and its subsidiaries, entitling them to an injunction and other equitable relief, without the necessity of posting bond or proving actual damages, in a court of competent jurisdiction against Executive. In addition, the Company and its subsidiaries shall be entitled to whatever other remedies they may have at law, including, without limitation, reasonable attorneys fees and costs incurred by the Company and its subsidiaries in enforcing the terms of this Section 4.

         5. CONSIDERATION. Contemporaneously with the Effective Time, and conditioned upon Executive having fulfilled his duties and obligations under the Employment Agreement (including without limitation Section 4 thereof) up to and until the Effective Time, the Company shall pay Executive consideration consisting of (a) cash, by wire transfer of immediately available funds, in the amount of Eight Hundred Fifty Thousand and No/100 Dollars ($850,000) (the "Closing Payment"), together with (i) the amount of any accrued but unpaid salary and expenses to the date thereof, (ii) a cash payment of Twenty-Five Thousand and No/100 Dollars ($25,000) (the "Quarterly Payment") per calendar quarter, payable in advance on the first day of each quarter from the date of this Agreement to the first to occur of the Effective Time or the Early Termination Date; provided, that the Quarterly Payment made on the first day of the calendar quarter in which the Effective Time occurs shall be prorated for such quarter as of the date of the Effective Time and the difference between the Quarterly Payment and such prorated Quarterly Payment shall be deducted from the Closing Payment, but excluding (iii) any other bonuses to which Employee may be entitled under the Employment Agreement or otherwise except to the extent payment thereof has been declared by the Board of Directors of the Company but not made prior to the Effective Time and is permitted by Item 5 of
Section 4.01 (a)(xvii) of the Company Disclosure Schedule to the Merger Agreement, and (b) forgiveness of the loans listed on Schedule A hereto aggregating Four Hundred-Fifty Thousand and No/100 Dollars ($450,000). The parties agree and acknowledge that the consideration provided under this
Section 5 is inclusive of any and all consideration that may become due and payable to Executive upon his exercise of any options or any other rights that Executive may have to purchase shares of capital stock of the Company (except for amounts payable pursuant to Section 2.03 of the Merger Agreement), the receipt of which consideration Executive hereby waives and relinquishes. If Executive's employment is terminated by the Company prior to the Effective Time, Executive shall, in lieu of the payments stated herein, receive such compensation as would be required under the applicable terms of Section 14 of the Employment Agreement.

         6. RIGHT TO MATCH. In the event that the Company gives notice under
Section 7.01 (c) of the Merger Agreement of its election to terminate the Merger Agreement, then, as requested by Parent, the Company and Executive shall, in connection with any amendment to the Merger Agreement or other proposal made by Parent in response to such notice and that is accepted by the

Company, amend or terminate this Agreement or enter into such other agreements or arrangements substantially similar to those as proposed to be entered into with Executive in connection with the Superior Proposal described in such notice; provided that such right or obligation shall only be liable to a Second Transaction that the Stockholder would be obligated to vote for pursuant to that certain Stockholder Agreement by and between Stockholder, the Company, Parent and Sub.

          7. MISCELLANEOUS.

         (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         (b) CERTAIN EVENTS. Executive agrees that this Agreement and the obligations hereunder shall be binding upon his heirs, guardians, administrators or successors.

         (c) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

         (d) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing, and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

          If to Executive:            Norman Feuer
                                      835 La Jolla Corona Court
                                      La Jolla, California 92037
                                      Telecopy: (649) 459-7599

          copies to:                  Hopkins & Sutter
                                      Three First National Plaza, 41st Floor
                                      Chicago, Illinois 60602
                                      Telecopy: (312) 558-7776
                                      Attn: Emily Neuberger

          If to the Company:          Triathlon Broadcasting Company
                                      750 B Street, Suite 1920
                                      San Diego, California 92101
                                      Telecopy: (619) 239-4270
                                      Attn: William G. Thompson
            copies to:                          Baker & McKenzie
                                                Two Allen Center, Suite 1200
                                                1200 Smith Street
                                                Houston, Texas 77002
                                                Telecopy: (713) 427-5014
                                                Attn: Amar Budarapu

            If to Parent or Sub:                Capstar Broadcasting Corporation
                                                600 Congress Avenue, Suite 1400
                                                Austin, Texas 78701
                                                Telecopy: (512) 340-7890
                                                Attn: William S. Banowsky, Jr.

            copies to:                          Vinson & Elkins L.L.P.
                                                3700 Trammell Crow Center
                                                2001 Ross Avenue
                                                Dallas, Texas 75201-2975
                                                Telecopy: (214) 999-7732
                                                Attn: Michael D. Wortley

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

         (e) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. Furthermore, in lieu of each such invalid, illegal or unenforceable provision, there shall be added automatically as part of this Agreement, a provision similar in terms to such invalid, illegal or unenforceable provision as may be possible and valid, legal and enforceable and, subject to the following sentence, the parties hereby request the court to whom the disputes relating to this Agreement are submitted to reform any otherwise unenforceable covenants contained in Section 4 hereof in accordance with the preceding provision.

         (f) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without the necessity of posting bond or proving actual damages, in addition to any other remedy to which it may be entitled, at law or in equity. For the purposes of this Section 6(f) and Section 4 hereof, Parent, Sub and each subsidiary of the corporation surviving the Merger shall be deemed a third party beneficiary entitled to the benefits of such Sections and shall be entitled to enforce Section 4 of this Agreement in accordance with this Section 6(f).

         (g) REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         (h) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

         (i) NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

         (j) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

         (k) JURISDICTION. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (k) and shall not be deemed to be a general submission to the jurisdiction of said Court or in the State of Delaware other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

         (1) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         (m) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

         (n) WITHHOLDINGS. As may be appropriate, the Company shall report the payments made hereunder by (i) filing the appropriate W-2 forms and/or 1099 forms for this amount, and (ii) making any other reports required by law.

         (o) TAXES. Executive agrees to comply, on a timely basis, with all tax reporting requirements applicable to the receipt of the payments and other compensation received hereunder and to timely pay all taxes due with respect to such amounts.

         (p) ATTORNEY FEES. The prevailing party in any dispute or controversy under or in connection with this Agreement shall be entitled to reimbursement from the non-prevailing party costs and reasonable legal fees incurred by such prevailing party.

         (q) TIMING. Executive acknowledges that (a) he has 21 days to consider this Termination Agreement before executing it, although he may execute this Agreement before the 21 days expires, (b) he may revoke this Agreement within 7 days after he executes it, (c) this Agreement will not become effective or enforceable until the expiration of this 7-day period, (d) the Company may require, as a prerequisite for payment or providing of any consideration to Executive pursuant to this Agreement, Executive to acknowledge in a signed and dated writing that he did not revoke this Agreement during the 7-day period, and (e) Executive's acceptance of the cash consideration payable to Executive pursuant to Section 5 of this Agreement shall constitute his acknowledgment that he did not revoke this Agreement during this 7-day period.

         (r) LEGAL COUNSEL. Executive is advised to seek legal counsel to review this Agreement prior to execution of this Agreement, and Executive acknowledges that he has had adequate opportunity to seek legal counsel to review this Agreement to the extent deemed necessary by Executive.

         8. TERMINATION. This Agreement shall terminate upon the termination of the Merger Agreement without any further action on the part of any party hereto.

                           [Signature page follows]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                 /s/ Norman Feuer
                                 --------------------------------
                                 Norman Feuer

                                 TRIATHLON BROADCASTING COMPANY

                                 By:  /s/ William G. Thompson
                                     _____________________________

                                 Name: William G. Thompson
                                      ___________________________

                                 Title: Chief Financial Officer
                                       __________________________


                                 CAPSTAR RADIO BROADCASTING PARTNERS, INC.

                                 By: /s/ William S. Banowsky, Jr.
                                    -----------------------------
                                         William S. Banowsky, Jr.
                                         Vice President